Exhibit 10.2

INFUSYSTEM HOLDINGS, INC.

2007 STOCK INCENTIVE PLAN

Restricted Stock Award Agreement

This Award Agreement evidences the grant of shares of common stock of InfuSystem Holdings, Inc. (the “Company”), par value $0.0001 per share (“Shares”), pursuant to the InfuSystem Holdings, Inc. 2007 Stock Incentive Plan (the “Plan”), to the individual whose name appears below (the “Participant”), pursuant to the provisions of the Plan and on the following express terms and conditions. Capitalized terms not otherwise defined herein will each have the meanings assigned to them in the Plan.

1.	Name of Participant: Sean McDevitt

2.	Number of Shares Awarded: [ ] (the “Awarded Shares”)

3.	Grant Date: April , 2010 (the “Grant Date”)

4.

Vesting Dates: The Awarded Shares shall vest as to one-third (1/3) of the Awarded Shares on the first anniversary of the Grant Date, as to one-third (1/3) of the Awarded Shares on the second anniversary of the Grant Date, and as to one-third (1/3) of the Awarded Shares on the third anniversary of the Grant Date (each vesting date, a “Vesting Date”) through which the Participant continues to serve as a member of the Board.

5.	Termination of Service: Upon the termination of the Participant’s service as a member of the Board for any reason, any then unvested Awarded Shares shall be immediately and permanently forfeited to the Company for no consideration.

6.	Change in Control: In the event that the Company undergoes a Change in Control as hereinafter defined, all Awarded Shares shall vest immediately. For the purposes hereof, the term “Change in Control” means the following and shall be deemed to occur if and when: (i) any person (as that term is used in Sections 13(d) or 14(d)(2) of the Securities Exchange Act of 1934, as amended) becomes the beneficial owner (within the meaning of Rule l3d-3 promulgated under the Securities Exchange Act of 1934, as amended) of 50% or more of either the then outstanding shares of common stock or the combined voting power of the Company’s then outstanding securities entitled to vote generally in the election of directors unless such person is already a beneficial owner on the date of this Award Agreement, or (ii) individuals who, as of the date hereof, constitute the Board of Directors of the Company (“Incumbent Board”) cease for any reason to constitute at least a majority of the Board of Directors of the Company, provided that any individual who becomes a director after the date hereof whose election, or nomination for election by the Company’s stockholders, is approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered to be a member of the Incumbent Board. Notwithstanding anything contained herein to the contrary, any merger of the Company with InfuSystem, Inc. or a subsidiary or affiliate of InfuSystem, Inc. shall not be deemed to be a Change in Control.

7.	Transferability: Awarded Shares that have not become vested may not be transferred, assigned, pledged, hypothecated or otherwise disposed of; however, although unvested, such Awarded Shares shall carry voting rights and dividend rights. With respect to dividend rights, the Participant shall have the right to receive an amount equal to the amount of any cash dividends paid with respect to a share of common stock multiplied by the number of Shares underlying the unvested Awarded Shares, provided (i) such dividends shall be subject to the same vesting restrictions and forfeiture provisions that apply to the underlying Awarded Shares, (ii) such dividends shall be paid in cash, in Shares, or a combination of the foregoing and (iii) such dividends shall be paid on the applicable Vesting Date.

8.	Tax Obligations. The Company shall reimburse the Participant for any federal or state income tax obligation that arises with respect to the Awarded Shares (the “Gross-up”), as well as any additional federal or state income tax obligations that arise on account of the Participant’s receipt of the Gross-up. The Participant shall receive such reimbursement amounts within seven (7) days prior to the date on which the Participant is required to remit the applicable taxes to the applicable taxing authority.

9.	No Right to Continued Service. Neither the Plan, the grant of the Awarded Shares, nor any other action taken hereunder shall be construed as giving the Participant or any other person the right to be retained in the employ or service of the Company or any of its Subsidiaries (for the vesting period or any other period of time), nor shall it interfere in any way with the right of the Company or any of its Subsidiaries to terminate the Participant’s service at any time.

10.	Share Certificates: Until the applicable Vesting Date, certificates representing the Awarded Shares shall be issued in the name of the Participant, but held in the physical possession of the Company. Participant shall execute in blank the stock power attached hereto as Annex I, allowing the Company to transfer the Awarded Shares in the event they are forfeited pursuant to paragraph 5 above.

11.	Grant Subject to Plan Provisions. The Awarded Shares are granted pursuant to the Plan, the terms of which are incorporated herein by reference, and in all respects shall be interpreted in accordance with the Plan. The grant of the Awarded Shares is subject to interpretations, regulations and determinations concerning the Plan established from time to time by the Committee in accordance with the provisions of the Plan. The Committee shall have the authority to interpret and construe the Awarded Shares pursuant to the terms of the Plan, and its decisions shall be conclusive as to any questions arising hereunder. The Committee shall administer the Plan and its decisions shall be final, conclusive, and binding on the Company and the Participant.

12.	Applicable Law. This Award Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York, except to the extent Delaware General Corporation Law applies by reason of the Company’s incorporation in the State of Delaware.

13.	Amendment. This Award Agreement may be amended or modified at any time by mutual agreement between the Committee and the Participant or such other persons as may then have an interest therein.

A copy of the Plan, and other materials required to be delivered or made available to the Participant, will be delivered or made available electronically, provided that upon request of the Participant, the Company will deliver to the Participant paper copies of such materials. By accepting the grant of the Awarded Shares under this Award Agreement, the Participant hereby agrees to be bound by the terms and conditions of the Plan and this Award Agreement. The payment of any award, Shares, benefits, or dividends hereunder is expressly conditioned upon the terms and conditions of this Award Agreement and the Plan and your compliance with such terms and conditions.

INFUSYSTEM HOLDINGS, INC.		Agreed to and Accepted by:

By:	/s/ Pat LaVecchia	/s/ Sean McDevitt
	Pat LaVecchia	Sean McDevitt
Vice Chairman

Annex I

STOCK POWER

FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto INFUSYSTEM HOLDINGS, INC. (the “Company”), [            ] shares of common stock, $0.0001 par value per share, of the Company, registered in the name of the undersigned on the books and records of the Company, and does hereby irrevocably constitute and appoint Janet Skonieczny attorney to transfer the said stock on the books of the Company with full power of substitution in the premises.

Signed (Signature should be in exact form as on stock certificate)

Date

A-1